Exhibit 99.1

For release:	October 24, 2007

Contact:	Financial	Media
	Kevin L. Tate, CPA	Christine Tassoni
	Chief Financial Officer	(610) 660-6814
	(610) 660-6813	ctassoni@uaigroupinc.com
ktate@uaigroupinc.com
United America Indemnity, Ltd. Reports Third Quarter 2007 Results and Share Repurchase Program
     George Town, Grand Cayman, Cayman Islands (October 24, 2007) — United America Indemnity, Ltd. (NASDAQ:INDM) today reported results for the third quarter of 2007. The Company also announced that its Board of Directors has authorized the Company to invest up to $50 million in the Company’s common shares through a share repurchase program.
     Selected financial data for the third quarter 2007 included:
•	A 6.4% increase in operating income to $24.4 million or $0.65 per diluted share, compared to $22.9 million or $0.62 per diluted share recorded in the third quarter of 2006.

•	A 25.3% decrease in net income to $24.0 million or $0.64 per diluted share, compared to $32.1 million or $0.86 per diluted share in the third quarter of 2006, which included a $10.1 million after-tax gain resulting from the sale of substantially all of the assets of Penn Independent Corporation (“Penn Independent”).

•	A combined ratio of 88.3% compared to 86.8% in the third quarter of 2006.

•	A 16.1% reduction in gross premiums written to $140.9 million compared to $167.9 million in the third quarter of 2006.

•	A reduction in net prior year loss reserves of $5.3 million and a reduction in the reinsurance reserve allowance of $1.6 million.
     Financial Highlights for the nine months ended September 30, 2007 included:
•	A 17.8% increase in operating income to $71.8 million or $1.91 per diluted share, compared to $61.0 million or $1.64 per diluted share for the nine months ended September 30, 2006.

•	A 3.4% increase in net income to $72.5 million or $1.93 per diluted share, compared to $70.1 million or $1.89 per diluted share for the nine months ended September 30, 2006.

•	A combined ratio of 88.8% compared to 89.7% for the nine months ended September 30, 2006.

•	A 10.6% reduction in gross premiums written to $442.1 million compared to $494.7 million for the nine months ended September 30, 2006.

•	A reduction in net prior year loss reserves of $16.2 million and a reduction in the reinsurance reserve allowance of $4.5 million.

•	A $177.0 million decrease in reinsurance receivables, net of collateral, to $162.6 million or 0.2 x shareholders’ equity at September 30, 2007.

•	A 10.7%, or $81.6 million, increase in book value to $844.8 million at September 30, 2007.

•	A 10.0% increase in book value per share to $22.57 at September 30, 2007.

United America Indemnity’s Third Quarter 2007 Results
     United America Indemnity’s (the “Company’s”) operating income for the three months ended September 30, 2007 increased 6.4% to $24.4 million ($0.65 per diluted share), compared with $22.9 million ($0.62 per diluted share) for the same period in 2006. Operating income for the three months ended September 30, 2007 includes a $6.9 million pre-tax increase ($6.2 million after tax or $0.17 per diluted share) due to the decrease in net loss and loss adjustment expense and the reinsurance reserve allowance resulting from favorable loss trends relative to prior accident years. Operating income for the three months ended September 30, 2006 includes a $5.0 million pre-tax increase ($3.3 million after tax or $0.09 per diluted share) due to a reduction in net prior year loss reserves of $2.0 million and a reduction in the reinsurance reserve allowance of $3.0 million.
     The Company’s net income for the three months ended September 30, 2007 decreased 25.3% to $24.0 million ($0.64 per diluted share), compared with $32.1 million ($0.86 per diluted share) for the same period in 2006. Net income for the three months ended September 30, 2007 includes $0.4 million of after-tax net realized investment losses, compared to $0.9 million of after-tax net realized investment losses in the corresponding period of 2006. Net income for the three months ended September 30, 2006 also included a $10.1 million after-tax gain resulting from the sale of substantially all of the assets of Penn Independent.
     The Company’s combined ratio, a key measure of insurance profitability, was 88.3% during the third quarter of 2007, compared with 86.8% for the third quarter of 2006. Excluding the impact of the reduction in net loss and loss adjustment expense and the reinsurance reserve allowance relating to prior accident years, the combined ratio for the third quarter of 2007 was 93.5%, compared to 90.4% for the third quarter of 2006.
     Gross premiums written decreased 16.1% to $140.9 million in the current quarter from $167.9 million in the third quarter of 2006. Net premiums written decreased 15.8% to $122.6 million from $145.7 million in the third quarter of 2006.
     The Company ended the third quarter of 2007 with cash and invested assets of $1,821.2 million, an increase of $164.6 million, or 9.9%, from December 31, 2006. Net investment income for the third quarter was $19.9 million. This represented an increase of 27.6%, compared to the same quarter in 2006, resulting from an increase in cash and invested assets as well as increased investment yields on its fixed income portfolio. Net investment income for the quarter ended September 30, 2007 did not include any limited partnership distributions. Net investment income for the quarter ended September 30, 2006 included $0.4 million in limited partnership distributions. Excluding limited partnership distributions, investment income increased 31.3% compared to the same quarter in 2006. Cash flow provided by operating activities in the third quarter of 2007 was $40.7 million, compared to $67.5 million in the third quarter of 2006.
     The ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.2 at September 30, 2007 compared to 0.4 at December 31, 2006. Reinsurance receivables, net of collateral at September 30, 2007, decreased 51.1% or $177.0 million to $162.6 million from $339.6 million on December 31,

2006. The aggregate amount of collateral securing the reinsurance receivables held by the Company was $601.9 million at September 30, 2007. Reinsurance receivables, gross of collateral at September 30, 2007, decreased 22.2% or $218.0 million to $764.5 million from $982.5 million at December 31, 2006.
     United America Indemnity’s book value at September 30, 2007 of $844.8 million represents a 10.7% increase from the Company’s book value of $763.3 million on December 31, 2006. The Company’s book value per share increased 10.0% to $22.57 per share, compared to $20.52 per share at December 31, 2006. Book value per share at September 30, 2007 and December 31, 2006 is based on 37.4 million and 37.2 million, respectively, aggregate Class A and Class B common shares outstanding.
United America Indemnity’s Third Quarter Gross and Net Premiums Written Results by Business Unit

	Three Months Ended September 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2007	2006	2007	2006
Penn-America	$67,485	$100,982	$62,931	$93,424
United National
Programs	51,681	54,918	43,330	43,648
Specialty Brokerage	14,877	11,959	11,983	8,579

Total United National	66,558	66,877	55,313	52,227

Wind River	6,872	3	4,324	3

Total	$140,915	$167,862	$122,568	$145,654

Penn-America: Gross premiums written and net premiums written decreased 33.2% and 32.6%, respectively, compared with the third quarter of 2006. The decrease in gross and net premiums written primarily resulted from increased competition from both surplus lines and standard carriers and the cancellation of business that did not meet our profitability standards.
United National: Gross premiums written decreased 0.5% and net premiums written increased 5.9% compared with the third quarter of 2006.
     Programs — Gross premiums written and net written premiums decreased 5.9% and 0.7%, respectively, compared with the third quarter of 2006. The reduction in gross premiums written primarily related to a decrease in a 100% reinsured property program. The decline in net premiums written is primarily due to reductions in non-owned auto business.
     Specialty Brokerage — Gross premiums written and net premiums written increased 24.4% and 39.7% respectively, compared with the third quarter of 2006. The increase in gross and net premiums written related primarily to growth in the Company’s property and allied health brokerage products.
Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written and net premiums written increased $6.9 million and $4.3 million, respectively, compared with the third quarter of 2006.

The increase in gross and net premiums written resulted from Wind River having entered into two third-party reinsurance treaties effective January 1, 2007 and an additional third-party treaty effective June 1, 2007. During the third quarter of 2006, Wind River did not bind third-party reinsurance products.
United America Indemnity’s Nine Months Ended September 30, 2007 Results
     United America Indemnity’s operating income for the nine months ended September 30, 2007 increased 17.8% to $71.8 million ($1.91 per diluted share), compared with $61.0 million ($1.64 per diluted share) for the same period in 2006. Operating income for the nine months ended September 30, 2007 includes a $20.8 million pre-tax increase ($15.9 million after tax or $0.43 per diluted share) due to the decrease in net loss and loss adjustment expense and the reinsurance reserve allowance resulting from favorable loss trends relative to prior accident years. Operating income for the nine months ended September 30, 2006 includes a $5.0 million pre-tax increase ($3.3 million after tax or $0.09 per diluted share) due to a reduction in net prior year loss reserves of $2.0 million and a reduction in the reinsurance reserve allowance of $3.0 million.
     The Company’s net income for the nine months ended September 30, 2007 increased 3.4% to $72.5 million ($1.93 per diluted share), compared with $70.1 million ($1.89 per diluted share) for the same period in 2006. Net income for the nine months ended September 30, 2007 includes $0.7 million of after-tax net realized investment gains, compared to $0.9 of after-tax net realized investment losses in the corresponding period of 2006. Net income for the nine months ended September 30, 2006 included a $10.1 million after-tax gain resulting from the sale of substantially all of the assets of Penn Independent.
     Net investment income for the nine months ended September 30, 2007 increased by 23.0% to $58.1 million compared to $47.2 million for the same period in 2006. Net investment income includes $0.4 million and $2.8 million in limited partnership distributions for the nine months ended September 30, 2007 and 2006, respectively. Excluding limited partnership distributions, net investment income increased 29.9% compared to the same period in 2006.
     The Company’s combined ratio, a key measure of insurance profitability, was 88.8% for the nine months ended September 30, 2007, compared with 89.7% for the same period in 2006. Excluding the impact of the reduction in net loss and loss adjustment expense and the reinsurance reserve allowance relating to prior accident years, the combined ratio for the nine months ended September 30, 2007 was 93.8%, compared to 91.0% for the nine months ended September 30, 2006.
     Gross premiums written decreased 10.6% to $442.1 million for the nine months ended September 30, 2007 from $494.7 million for the same period in 2006. Net premiums written for the nine months ended September 30, 2007 decreased 8.6% to $387.1 million from $423.7 million for the same period in 2006.

United America Indemnity’s Nine Months ended September 30, 2007 and 2006 Gross and Net Premiums Written Results by Business Unit

	Nine Months Ended September 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2007	2006	2007	2006
Penn-America	$227,342	$295,676	$213,507	$270,315
United National
Programs	157,620	172,931	133,047	134,305
Specialty Brokerage	38,135	26,058	31,491	19,016

Total United National	195,755	198,989	164,538	153,321

Wind River	19,037	50	9,092	43

Total	$442,134	$494,715	$387,137	$423,679

Penn-America: Gross premiums written and net premiums written for the nine months ended September 30, 2007 decreased 23.1% and 21.0%, respectively, compared with the same period in 2006. The decrease in gross and net premiums written primarily resulted from increased competition from both surplus lines and standard carriers and the cancellation of business that did not meet our profitability standards.
United National: Gross premiums written for the nine months ended September 30, 2007 decreased 1.6%, and net premiums written for the nine months ended September 30, 2007 increased 7.3%, compared with the same period in 2006.
     Programs - Gross premiums written and net premiums written for the nine months ended September 30, 2007 decreased 8.9% and 0.9% compared with the same period in 2006. The reduction in gross premiums written primarily related to a decrease in a 100% reinsured property program combined with a reduction in Umbrella business. The decline in net premiums written is primarily due to reductions in non-owned auto business.
     Specialty Brokerage — Gross premiums written and net premiums written for the nine months ended September 30, 2007 increased 46.3% and 65.6% respectively, compared with the same period in 2006. The increase in gross and net premiums written related primarily to growth in the Company’s property and allied health brokerage products.
Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written and net premiums written for the nine months ended September 30, 2007 increased $19.0 million and $9.0 million, respectively, compared with the same period in 2006. The increase in gross and net premiums written resulted from Wind River having entered into two third-party reinsurance treaties effective January 1, 2007 and an additional third-party treaty effective June 1, 2007. During the nine months ended September 30, 2006, Wind River did not bind third-party reinsurance products.

Share Repurchase Program
     The Company plans to repurchase up to $50 million in common shares over the next 12 months. The timing and amount of the repurchase transactions under this program will depend on market conditions and other factors.
About United America Indemnity Group, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s principal operating subsidiaries include:
➢	Penn-America, which distributes its products to small commercial businesses through a select network of general agents with specific binding authority.

➢	United National, a provider of property and casualty products through the following two business units, all of which operate predominately in the excess and surplus lines marketplace;
°	Programs, the marketing of insurance products for targeted insured segments, as well as specialty products such as professional lines, through program administrators with specific binding authority;

°	Specialty Brokerage, the marketing of property, casualty and professional lines products through wholesale brokers.
➢	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.
Teleconference and Webcast for Interested Parties
     Larry A. Frakes, President and Chief Executive Officer of United America Indemnity Ltd., and Kevin L. Tate, CPA, Chief Financial Officer of United America Indemnity, Ltd. will conduct a teleconference for interested parties on October 25, 2007 at 8:30 a.m. Eastern Time to discuss the third quarter 2007 results and the share repurchase program.
     To participate in the teleconference, please telephone (888) 428-4479 (U.S. and Canada) or (612) 332-0107 (International) and you will be greeted by an operator. Please reference UAI Third Quarter Earnings Release Call or reference Larry Frakes.
     The teleconference is being webcast by AT&T and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: http://65.197.1.5/att/confcast, Conference ID#: 888603 and click GO.
     The teleconference will be available for replay beginning at 1:00 p.m. Eastern Time on October 25,

2007 until 11:59 p.m. November 25, 2007. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 888603.
Forward-Looking Information
     This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
     The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
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Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Gross premiums written	$140,915	$167,862	$442,134	$494,715

Net premiums written	$122,568	$145,654	$387,137	$423,679

Net premiums earned	$133,449	$137,327	$408,471	$406,508
Investment income, net	19,870	15,569	58,055	47,184
Net realized investment gains (losses)	(614)	(1,423)	1,153	(1,384)

Total revenues	152,705	151,473	467,679	452,308

Net losses and loss adjustment expenses	74,511	75,643	231,596	235,071
Acquisition costs and other underwriting expenses	43,376	43,591	130,920	129,754
Corporate and other operating expenses	3,080	2,844	9,537	10,970
Interest expense	2,770	3,063	8,574	8,741

Income before income taxes	28,968	26,332	87,052	67,772
Income tax expense	4,664	5,228	14,688	8,961

Net income before minority interest and equity in net income of partnership	24,304	21,104	72,364	58,811
Equity in net income (loss) of partnership, net of tax	(206)	(39)	155	533

Net income before discontinued operations	24,098	21,065	72,519	59,344
Discontinued operations, net of tax	(118)	11,024	2	10,777

Net income	$23,980	$32,089	$72,521	$70,121

Weighted average shares outstanding — basic	37,229	36,680	37,185	36,637

Weighted average shares outstanding — diluted	37,521	37,098	37,513	37,090

Net income per share — basic	$0.64	$0.87	$1.95	$1.91

Net income per share — diluted	$0.64	$0.86	$1.93	$1.89

Combined ratio analysis:
Loss ratio	55.8	55.1	56.7	57.8
Expense ratio	32.5	31.7	32.1	31.9

Combined ratio	88.3	86.8	88.8	89.7

Certain prior period amounts have been reclassified to conform to the 2007 presentation. Earnings per share includes results of discontinued operations. The presentation above is not in conformity with generally accepted accounting principles (GAAP) which requires earnings per share for discontinued operations to be disclosed separately.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

ASSETS	As of	As of
	September 30,	December 31,
	2007	2006
Bonds:
Available for sale securities, at fair value (amortized cost: 2007 - $1,356,410 and 2006 - $1,253,016)	$1,352,690	$1,246,684
Preferred shares:
Available for sale securities, at fair value (cost: 2007 - $8,574 and 2006 - $3,991)	8,579	4,369
Common shares:
Available for sale securities, at fair value (cost: 2007 - $60,283 and 2006 - $57,351)	76,001	71,003
Other invested assets:
Available for sale securities, at fair value (cost: 2007 - $24,562 and 2006 - $24,712)	65,437	60,863

Total investments	1,502,707	1,382,919

Cash and cash equivalents	318,516	273,745
Accounts receivable	5,113	8,579
Agents’ balances	73,396	86,409
Reinsurance receivables	764,455	982,502
Accrued investment income	12,935	13,150
Deferred federal income taxes	7,250	12,661
Deferred acquisition costs	57,931	60,086
Goodwill	84,246	84,246
Intangible assets	22,772	23,528
Prepaid reinsurance premiums	31,834	38,335
Other assets	14,587	18,456

Total assets	$2,895,742	$2,984,616

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,554,684	$1,702,010
Unearned premiums	255,433	283,265
Federal income taxes payable	146	379
Amounts held for the account of others	8,162	15,491
Ceded balances payable	18,039	16,235
Insurance premiums payable	684	1,797
Payable for securities	20,454	—
Contingent commissions	6,641	8,629
Senior notes payable	90,000	90,000
Junior subordinated debentures	61,857	61,857
Notes and loans payable	1,281	4,382
Other liabilities	33,535	37,301

Total liabilities	2,050,916	2,221,346

Shareholders’ equity:
Common shares, $0.0001 par value	4	4
Additional paid-in capital	518,462	515,357
Accumulated other comprehensive income	28,214	22,580
Retained earnings	298,146	225,329

Total shareholders’ equity	844,826	763,270

Total liabilities and shareholders’ equity	$2,895,742	$2,984,616

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Operating income	$24,380	$22,911	$71,781	$60,957

Adjustments:
Net realized investment gains (losses), net of tax	(400)	(925)	740	(939)
Gain and one-time charges from discontinued operations, net of tax	—	10,103	—	10,103

Total after-tax adjustments	(400)	9,178	740	9,164

Net income	$23,980	$32,089	$72,521	$70,121

Weighted average shares outstanding — basic	37,229	36,680	37,185	36,637

Weighted average shares outstanding — diluted	37,521	37,098	37,513	37,090

Operating income per share — basic	$0.65	$0.62	$1.93	$1.66

Operating income per share — diluted	$0.65	$0.62	$1.91	$1.64

Note Regarding Operating Income
In managing its business and evaluating its performance, United America Indemnity’s management focuses on operating income (net income excluding after-tax net realized investment gains (losses)) as a more appropriate measure of the operations of the business. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.